Exhibit 99.1

CytomX Reports Third Quarter 2015 Financial Results

SOUTH SAN FRANCISCO, Calif., November 23, 2015 – CytomX Therapeutics, Inc. (Nasdaq: CTMX), a biopharmaceutical company developing investigational Probody™ therapeutics for the treatment of cancer, today reported financial results for the third quarter of 2015 and provided an update on the Company’s recent progress.

“In recent months, we have presented data from programs across our pipeline that showcase the broad potential of Probody therapeutics,” said Sean McCarthy, D.Phil., chief executive officer of CytomX. “These data include preclinical proof-of-concept for our lead Probody cancer immunotherapies and Probody drug conjugates. We have also presented preclinical proof-of-concept data for T-cell engaging Probody bispecifics and entered into a research collaboration with MD Anderson Cancer Center to develop Probody CAR-NK cell therapies. These advances illustrate the breadth and depth of our innovative science and therapeutic pipeline.”

Program and Corporate Updates:

CX-072 (PD-L1-Directed Probody Therapeutic) Results Presented at ICIC

CytomX shared results from its lead program CX-072, a PD-L1-directed Probody therapeutic, at the CRI-CIMT-EATI-AACR Inaugural International Cancer Immunotherapy Conference on September 16. The Company expects to file an Investigational New Drug (IND) application for CX-072 in the second half of 2016 and plans to share its clinical trial design for the first-in-human studies during the second quarter of 2016.

Closed Initial Public Offering

On October 14, the Company announced the closing of its initial public offering of 7,666,667 shares of common stock at an initial public offering price of $12.00 per share which includes the exercise in full by the underwriters of their option to purchase up to 1,000,000 additional shares of common stock. The result was gross proceeds of $92 million from the offering. These proceeds are not reflected in the Company’s balance sheet as of September 30, 2015.

Strategic Partnership with MD Anderson Center for ProCAR-NK Cell Therapies

On November 5, CytomX announced a collaboration with The University of Texas MD Anderson Cancer Center to research Probody-enabled chimeric antigen receptor natural killer (CAR-NK) cell therapies, to be known as ProCAR-NK cell therapies. MD Anderson will leverage its expertise in developing allogeneic umbilical cord blood and peripheral blood derived NK-cell therapies and combine it with CytomX's Probody technology to address multiple targets for this novel modality in cancer immunotherapy. Engineered for more precise binding to tumors and reduced binding to healthy tissue, ProCAR-NK cell therapies will be created against targets for which toxicity is either known or anticipated to be a limiting factor for traditional CAR cell therapies. Under the terms of the agreement, CytomX will have the option to license therapeutics that demonstrate preclinical proof of concept for clinical and commercial development.

Poster Presentations on Probody Drug Conjugate and T Cell-Engaging Probody Bispecific Programs at EORTC

The company also presented data from its Probody drug conjugate program directed against CD166, as well as its proprietary T cell-engaging Probody bispecific platform at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics in Boston from November 6 to 8. The Company expects to select a clinical candidate for the CD166 program in the fourth quarter and to file an IND during the first half of 2017.

Third Quarter 2015 Financial Results

CytomX reported a net loss attributable to common stockholders of $14.8 million for the third quarter of 2015, compared to $4.8 million for the third quarter of 2014. The results included non-cash, stock-based compensation charges of $1.3 million and $164,000 for the third quarter of 2015 and 2014, respectively. The results also included accretion to redemption value and cumulative dividends on preferred stock of $3.0 million for the third quarter of 2015, compared to $1.2 million for the third quarter of 2014. In connection with our initial public offering, our preferred stock converted to common stock. As of September 30, 2015, cash and cash equivalents totaled $113.7 million and exclude proceeds from the Company’s initial public offering that closed on October 14.

Total revenues were $1.9 million for both the three months ended September 30, 2015 and 2014.

Research and development expenses were $9.2 million and $3.9 million for the three months ended September 30, 2015 and 2014, respectively. The $5.3 million increase in research and development expenses in the third quarter was primarily due to manufacturing and preclinical development costs for CX-072, an increase in lab services and supplies related to advancement of our product pipeline, and an increase in research and development personnel costs.

General and administrative expenses were $4.1 million and $1.5 million for the three months ended September 30, 2015 and 2014, respectively. The increase of $2.6 million in general and administrative expenses in the third quarter was due to costs associated with preparing to be a public company and our overall growth including an increase in personnel, consulting and professional services.

About CytomX Therapeutics

CytomX is an oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody technology platform. The company uses the platform to create development-stage proprietary cancer immunotherapies against clinically-validated targets, as well as to develop first-in-class investigational cancer therapeutics against novel targets. CytomX believes that its Probody platform has the potential to improve the combined efficacy and safety profile of monoclonal antibody modalities, including cancer immunotherapies, antibody drug conjugates and T-cell-recruiting bispecific antibodies. Probody therapeutics are designed to take advantage of unique conditions in the tumor microenvironment to enhance the tumor-targeting features of an antibody and reduce drug activity in healthy tissues. Investigational Probody therapeutics are being developed that address clinically-validated cancer targets in immuno-oncology, such as PD-L1 against which our clinical candidate CX-072 is directed, as well as novel targets, such as CD-166, that are difficult to drug without causing damage to healthy tissues, or toxicities. In addition to its proprietary programs, CytomX is collaborating with strategic partners including Bristol-Myers Squibb Company, Pfizer Inc. MD Anderson Cancer Center, and ImmunoGen, Inc. For more information, visit www.cytomx.com.

Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements. Our Probody platform is in preclinical development, and the process by which a preclinical technology could potentially lead to an approved product is long and subject to significant risks and uncertainties. Applicable risks and uncertainties include those relating to our preclinical research and development and other risks identified under the heading "Risk Factors" included in our filings with the SEC. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenues:	$1,939	$1,915	$5,724	$3,216
Operating expenses:
Research and development	9,157	3,916	18,854	23,963
General and administrative	4,051	1,463	8,549	4,359
Total operating expenses	13,208	5,379	27,403	28,322
Loss from operations	(11,269)	(3,464)	(21,679)	(25,106)
Interest income	407	2	874	5
Interest expense	(718)	(117)	(1,356)	(378)
Other income (expense), net	(287)	(10)	(1,718)	(44)
Loss before provision for income taxes	(11,867)	(3,589)	(23,879)	(25,523)
Provision for income taxes	3	—	8	—
Net loss	(11,870)	(3,589)	(23,887)	(25,523)
Accretion to redemption value and cumulative dividends on preferred stock	(2,958)	(1,169)	(6,147)	(3,370)
Net loss attributable to common stockholders	$(14,828)	$(4,758)	$(30,034)	$(28,893)

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$36,191	$64,396
Restricted cash	100	100
Short-term investments	77,495	—
Accounts receivable	406	1,875
Prepaid expenses and other current assets	878	482
Total current assets	115,070	66,853
Property and equipment, net	3,667	3,018
Intangible assets	1,750	1,750
Goodwill	949	949
Other assets	3,343	492
Total assets	$124,779	$73,062
Liabilities, Redeemable Convertible Preferred Stock, Convertible Preferred Stock and Stockholders' Deficit
Current liabilities:
Accounts payable	$2,700	$1,919
Accrued liabilities	5,143	1,695
Deferred revenues, current portion	6,130	6,130
Long-term debt, current portion	—	1,419
Total current liabilities	13,973	11,163
Long-term debt, net of current portion	—	1,568
Deferred revenue, net of current portion	56,236	60,833
Convertible preferred stock warrant liability	788	186
Convertible preferred stock liability	—	395
Deferred tax liability	507	499
Other long-term liabilities	244	249
Total liabilities	71,748	74,893

Redeemable convertible preferred stock	158,605	76,236
Convertible preferred stock	474	474
Stockholders' deficit
Common stock	1	1
Stockholders notes receivable	(78)	(404)
Additional paid-in capital	—	—
Accumulated other comprehensive income	8	—
Accumulated deficit	(105,979)	(78,138)
Total stockholders' deficit	(106,048)	(78,541)
Total liabilities, redeemable convertible preferred stock, convertible preferred stock and stockholders' deficit	$124,779	$73,062

Source: CytomX Therapeutics, Inc.

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